Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Velodyne Lidar, Inc.:

We consent to the use of our report dated March 1, 2022, with respect to the consolidated financial statements of Velodyne Lidar, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
March 1, 2022